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                                 UNITED STATES            +------------------+
                      SECURITIES AND EXCHANGE COMMISSION  | SEC FILE NUMBER  |
                            Washington, D.C. 20549        |                  |
                                                          |                  |
                                  FORM 12b-25             +------------------+
                                                          +------------------+
                          NOTIFICATION OF LATE FILING     |   CUSIP NUMBER   |
                                                          |                  |
(Check One): [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K +------------------+
             [X] Form 10-Q  [ ] Form N-SAR

For Period Ended: ________________________

                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR

For the Transition Period Ended: 3/31/2002
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| Read Instruction (on back page) Before Preparing Form. Please Print or Type  |
|  Nothing in this form shall be construed to imply that the Commission has    |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                      N/A
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant

T. REIT, INC.
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Former Name if Applicable
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Address of Principal Executive Office (Street and Number)

1551 N. Tustin Avenue Santa Ana, CA 92705
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
        (b) The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
        (c) The accountant's statement or other exhibit required by Rule 12b-25
            (c) has been attached if applicable.

PART III - NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.